Exhibit 99.1

April 20, 2004
For Immediate Release

Media Contact:
Joan Ferguson
Scientific Learning Corporation
(510) 625-2241
jferguson@scilearn.com

Investor Contact:
Jane A. Freeman
Senior Vice President and
Chief Financial Officer
Scientific Learning Corporation
(510) 625-2284
jfreeman@scilearn.com

Scientific Learning Reports Record
First Quarter Revenue of $7.1 Million

Oakland, CA, April 20, 2004 - Scientific Learning (Nasdaq: SCIL) today announced its revenue for the quarter ended March 31, 2004 was $7.1 million, compared to $6.4 million for the quarter ended March 31, 2003, an increase of 12%.

Deferred revenue totaled $14.8 million at quarter-end, an increase of 17%, compared to $12.7 million on March 31, 2003. Approximately 90% of deferred revenue is expected to be recognized as revenue in the next four quarters.

“We are pleased that K-12 sales increased 28% in the quarter, well within our 20-30% target range and well in excess of industry rates,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “Although the first quarter is the smallest of the year, this solid performance demonstrates the growing acceptance of the Fast ForWord® family of products to produce fast and enduring changes with struggling readers.”

“The accountability environment for K-12 educational leaders continues to change rapidly,” said Mr. Bowen. “These leaders are no longer required to just provide access for all students but must now demonstrate adequate yearly progress for every sub-group of students served in every school. The research and science behind the Fast ForWord family of products are a perfect fit for these challenging requirements.”

Gross margins were 78% in the first quarter of 2004, compared to 78% in the same quarter of 2003. Operating expenses in the first quarter of 2004 totaled $5.7 million, compared to $5.3 million in the first quarter of 2003. The operating loss for the quarter was $119,000, compared to $300,000 in the first quarter of 2003.

The net loss for the quarter was $163,000 and $.01 per share, compared to a net loss of $610,000 and $.04 per share in the first quarter of 2003.

Business Outlook

Scientific Learning expects continued growth in 2004. For the year ended December 31, 2004, revenue is expected to be in the range of $32.5 to $33.5 million. The Company expects to report a net profit between $2.2 and $3.0 million and primary earnings per share of $.15 to $.18.

For the second quarter of 2004, Scientific Learning expects revenue to be in the range of $7.9 to $8.2 million, compared to $7.4 million in the same period of 2003. The Company expects to report net income of $200,000 to $(100,000) in the second quarter of 2004, compared to a net loss of $56,000 in the same period of 2003. Earnings per share are expected to be in the range of $.01 to $(.01), compared to $.00 in the second quarter of 2003.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of April 20, 2004. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Tuesday, April 20, 2004. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 1-800-299-0148 (domestic) or 617-801-9711 (international). The access code “58799067” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning

Scientific Learning produces the Fast ForWord® family of products, which develops cognitive skills critical for improving reading and language skills. Based on years of neuroscience and cognitive research, Fast ForWord products are proven to enhance students’ abilities significantly in just 20 to 50 sessions. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K filed March 30, 2004 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis).

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SCIENTIFIC LEARNING CORPORATION BALANCE SHEETS (In thousands)

	March 31, 2004	December 31, 2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,089	$3,648
Accounts receivable, net	4,494	5,117
Prepaid expenses and other current assets	1,191	1,134

Total current assets	8,774	9,899

Property and equipment, net	572	537
Other assets	5,085	5,118

Total assets	$14,431	$15,554

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$456	$481
Accrued liabilities	2,930	3,832
Borrowings under bank line of credit	2,600	—
Deferred revenue	13,353	16,233

Total current liabilities	19,339	20,546

Deferred revenue, long-term	1,409	1,289
Other liabilities	295	285

Total liabilities	21,043	22,120

Stockholders’ deficit:
Common stock	74,577	74,460
Accumulated deficit	(81,189)	(81,026)

Total stockholders’ deficit	(6,612)	(6,566)

Total liabilities and stockholders’ deficit	$14,431	$15,554

SCIENTIFIC LEARNING CORPORATION STATEMENT OF OPERATIONS (In thousands, except share and per share amounts) unaudited

	Three months ended March 31,
	2004	2003

Revenues:

Products	$5,313	$5,331
Service and support	1,828	1,046

Total revenues	7,141	6,377

Cost of revenues:

Cost of products	322	454
Cost of services and support	1,219	929

Total cost of sales	1,541	1,383

Gross profit	5,600	4,994

Operating expenses:

Sales and marketing	3,823	3,273
Research and development	885	909
General and administrative	1,011	1,112

Total operating expenses	5,719	5,294

Operating loss	(119)	(300)

Other income from related party	35	—
Interest expense , net	(79)	(310)

Net loss	$(163)	$(610)

Basic and diluted net loss per share	$(0.01)	$(0.04)

Shares used in computing basic and diluted
net loss per share	16,153,843	15,879,655